EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-82194, 33-92548, 333-65063, 333-36206, 333-102992, 333-111954 and 333-125822) on Form S-8 of FLIR Systems, Inc. of our reports dated February 27, 2009, with respect to the consolidated balance sheets of FLIR Systems, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of FLIR Systems, Inc.

/s/ KPMG LLP

Portland, Oregon

February 27, 2009